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                                                                   EXHIBIT 99.10

                                                                [AIRCLAIMS LOGO]

Our Ref: 99201/MSH/kw

AerFi Group Plc.                                              21st January, 1999
Aviation House
Shannon
Ireland

Attention: Ms Caroline Jones

Dear Sirs,

                              - AERCO PORTFOLIO -
                    BASE VALUE AND CURRENT MARKET VALUATION
                            AS AT 31ST JANUARY, 1999

Further to the instructions of Ms. Caroline Jones, AerFi Group Plc, we are pleased to be able to provide our opinion of the value of each aircraft in the portfolio of AerCo, under Base and Current Market Value scenarios. The aircraft, each of which is subject to a net operating lease, are as indicated in the attached table (ref: 99201/MSH).

Our valuation is based on fleet details as provided by Ms. Jones on 30th December 1998, providing the most recent utilisation information available in respect of the aircraft and their respective engines, supplemented with maintenance and specification data obtained or received on previous occasions from Babcock and Brown, GPA Group and GE Capital Aviation Services (GECAS).

The point of valuation is 31st January, 1999.

As requested by AerFi Group Plc, we have provided our value opinions under CURRENT MARKET and BASE VALUE scenarios. Airclaims believes it to be VERY IMPORTANT that value definitions are understood by all parties and that such values are always considered in conjunction with their definitions.

[LOGOS]

                               Airclaims Limited

         Cardinal Point, Newall Road, Heathrow Airport, London TW6 2AS
      Telephone (44) 181 897 1066 Facsimile (44) 181 897 0300 Telex 934679
                           http://www.airclaims.co.uk
       Registered Head Office as above. Registered in England No. 710284,
                            VAT Reg. No. 224 1906 87
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                                                                [AIRCLAIMS LOGO]

BASE VALUE (to ISTAT Definition)

The Base Value presented below is based on the definition as outlined by the International Society of Transport Aircraft Trading (ISTAT). ISTAT's definition of Base Value equates in principle to the previously used appraisal term, Fair Market Value.

The ISTAT definition is as follows:

A Base Value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use".

An aircraft's Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

In this instance, the Base Value of each aircraft assumes its physical condition is average for an aircraft of its type and age, but has been adjusted to reflect
a) the actual utilisation and given maintenance status of airframe, engines and undercarriage where possible (the "Adjusted Base Value") and b) assuming overall "half-life" maintenance condition.

The Base Value also assumes that each Aircraft is under a maintenance programme of international airworthiness standards approved by a civil aviation authority, with all airworthiness directives (ADs) and manufacturers service bulletins (SBs) performed in compliance with air carrier rules and regulations.

CURRENT MARKET VALUE

In Airclaims' considered opinion the CURRENT MARKET VALUE represents that which the aircraft could best achieve under current (i.e. today's) market conditions. Under this scenario each value is intended to reflect what might be expected from the result of an "arms length, single sale" transaction conducted in an orderly manner (for which we consider a period of up to 12 months to come to fruition to be reasonable) between a "willing buyer and willing seller". The value assumes that each aircraft is free of lease or charge, and free of any onerous restrictions in respect of its ownership and title documentation.

As part of our valuation process, we have taken into account recent market activity covering open market, financial and lessor sales, the perceived demand for the types, their current market acceptability and availability, and have considered the views of informed industry sources.

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                                                                [AIRCLAIMS LOGO]

Further to the above we have also taken account of the data available to us regarding the specification of the subject aircraft, and their accumulated airframe hours and cycles. We have also assumed that the aircraft are in good condition with all Airworthiness Directives (ADs) and significant Service Bulletins (SBs) complied with.

In this instance, the Current Market Value of each aircraft assumes its physical condition is average for an aircraft of its type and age, but has been adjusted to reflect the actual utilisation and given maintenance status of airframe, engines and undercarriage where possible (the "Adjusted Current Market Value") and b) under the assumption that each aircraft is in overall "half-life" maintenance conditions (Current Market "Half-Life" Value).

The Current Market Value also assumes that each Aircraft is under a maintenance programme of international airworthiness standards approved by a civil aviation authority with all airworthiness directives (ADs) and manufacturers service bulletins (SBs) performed in compliance with air carrier rules and regulations.

Whilst the tabulated values provided under this assignment are given as single figures, it must be borne in mind that the determination of such value involves a multiplicity of variables, and that some variation in perceived values must be expected due to, for example, any potential inaccuracies in the data provided. In this case we consider that a tolerance of +/- 4% may reasonably apply to the aforementioned calculated values.

Please note that valuations given by Airclaims are valid only as at the date of issue. Subsequent to that date there may be alterations in the world aviation market, or in the status and physical condition of the subject aircraft or other general factors that may affect Airclaims' value opinion.

I trust the foregoing is satisfactory and to your requirements.

Yours sincerely,

/s/ Edward Pieniazek
    ----------------
    Edward Pieniazek
    Director, Consultancy & Information Services

Encl.

Current Market and Base Values for AerCo Portfolio as of 31st January 1999, expressed in Million US Dollars


                                                                                                      Market Values    Base Values
Type                  Engines      MSN Operator            YoB    Hours  Cycles   As at MTOW (lbs) Half Life  Adj.  Half Life   Adj.

Airbus           CF6-50C2           240 Indian Airlines  Feb-83  31,384  18,024  Sep-98  363,765   $8.35M   $8.88M   $8.70M   $9.22M
 A300-B4-200
Airbus A320-200  CFM56-5A1           85 Air France       Oct-89  16,828  17,676  Oct-98  162,041  $26.65M  $25.65M  $25.81M  $24.81M
Airbus A320-200  CFM56-5A3          299 Premiair         Jan-92  22,553   8,112  Sep-98  166,450  $31.30M  $31.36M  $38.12M  $30.18M
Airbus A320-200  CFM56-5A3          391 Monarch          Dec-92  21,389   8,253  Sep-98  169.757  $32.60M  $32.72M  $31.42M  $31.54M
                                        Airlines
Airbus A320-200  CFM56-5A1          403 Canadian         Jan-93  17,905   6,581  Oct-98  158,731  $32.20M  $31.34M  $30.99M  $30.13M
                                        Airlines
                                        International
Airbus A320-200  V2500-A1           362 Airlines         Sep-92  23,255   8,384  Sep-98  166,450  $32.20M  $32.46M  $31.02M  $31.28M
                                        International
Boeing 737-300   CFM56-3B1        24465 Philippine       Jul-89  18,181  22,102  Oct-98  135,000  $19.73M  $19.74M  $19.13M  $19.14M
                                        Airlines
Boeing 737-300   CFM56-3B1        24677 Philippine       Feb-90  17,106  20,641  Oct-98  135,000  $20.43M  $20.97M  $19.79M  $20.34M
                                        Airlines
Boeing 737-300   CFM56-3C1(23.5)  24908 Sun Express      Feb-91  27,769  12,392  Oct-98  139,500  $23.30M  $22.81M  $22.63M  $22.13M
Boeing 737-300   CFM56-3C1(22)    24909 MALEV            Feb-91  19,881  11,931  Oct-98  139,500  $22.74M  $21.38M  $22.07M  $20.70M
Boeing 737-300   CFM56-3C1(23.5)  26968 China Yannan     May-92  20,174  15,556  Dec-98  139,000  $23.97M  $23.27M  $23.36M  $22.66M
                                        Airlines
Boeing 737-400   CFM56-3C1(23.5)  23868 British Midland  Sep-88  24,756  26,812  Oct-98  143,500  $22.24M  $21.53M  $21.23M  $22.52M
                                        Airways
Boeing 737-400   CFM56-3C1(23.5)  23979 Pegasus Airlines Dec-88  25,184  12,242  Oct-98  143,500  $22.99M  $23.36M  $22.23M  $22.61M
Boeing 737-400   CFM56-3C1(23.5)  24685 Futurs           Apr-90  29,053  14,213  Oct-98  150,000  $24.86M  $24.34M  $24.26M  $23.75M
Boeing 737-400   CFM56-3C1(23.5)  24904 THY - Turkish    Jan-91  20,346  11,901  Aug-98  150,000  $25.37M  $24.70M  $24.65M  $23.99M
                                        Airlines
Boeing 737-400   CFM56-3C1(23.5)  25764 Asiana Airlines  May-92  12,923  18,846  Oct-98  143,500  $25,50M  $26.02M  $24.76M  $25.28M
Boeing 737-400   CFM56-3C1(23.5)  25765 Asiana Airlines  Jan-92  12,617  18,413  Oct-98  143,500  $25.50M  $25.15M  $24.76M  $24.41M
Boeing 737-400   CFM56-3C1(23.5)  26066 THY - Turkish    May-92  18,212   9,495  Aug-98  150,000  $27.11M  $26.36M  $26.37M  $25.63M
                                        Airlines
Boeing 737-500   CFM56-3C1(20)    26067 Air Pacific      May-92  20,903   9,770  Oct-98  133,500  $22.23M  $20.75M  $21.56M  $20.08M
Boeing 747-200D  JT9D-7Q          22496 Tower Air        Aug-81  51,591  10,879  Oct-98  814,000  $23.67M  $26.79M  $25.83M  $28.95M
Boeing 757-200   RB211-535E4      26152 Avianca          Jul-92  20,103   8,129  Oct-98  255,000  $37.27M  $38.39M  $36.09M  $37.21M
Boeing 757-200   RB211-535E4      26153 China Southwest  Jul-92  14,727   8,554  Oct-98  255,000  $37.27M  $39.47M  $36.09M  $38.28M
                                        Airlines
Boeing 757-200   RB211-535E4      26158 Air 2000         Jan-93  23,603   7,269  Oct-98  255,000  $18.52M  $39.48M  $37.45M  $38.41M
Boeing 767-300ER PW4060           24947 LANChile         Jan-91  35,574   8,830  Oct-98  407,000  $55.87M  $55.59M  $57.12M  $56.84M
Boeing 767-300ER PW4860           24999 Spanair          Jan-91  35,122   7,801  Nov-98  407,000  $56.17M  $56.38M  $57.42M  $57.63M
Douglas DC-8-71F CFM56-2C1        46840 LANChile         Mar-69  69,717  27,234  Jul-98  325,000  $14.50M  $16.17M  $15.59M  $17.26M
Douglas DC-8-71F CFM56-2C1        46064 Air Transport    May-69  78,000  31,297  Sep-98  325,000  $14.50M  $14.97M  $15.59M  $16.06M
                                        International
Fokker 100       RB183 Tay 650-15 11341 TAM Brasil       Jun-91  13,311  13,053  Oct-98   98,000  $13.52M  $12.96M  $15.19M  $14.63M
Fokker 100       RB183 Tay 650-15 11342 Portugalia       Jun-91  13,805  13,198  Oct-98   98,000  $13.52M  $13.64M  $15.19M  $15.31M
Fokker 100       RB183 Tay 650-15 12350 TAM Brasil       Aug-91  16,265  17,300  Oct-98   98,000  $13.62M  $13.42M  $15.29M  $15.09M
Fokker 100       RB183 Tay 650-15 11351 TAM Brasil       Sep-91  17,021  17,179  Oct-98   98,000  $13.52M  $13.29M  $15.19M  $14.96M
MD-83            JT8D-219         49627 Spanair          Feb-89  34,470  16,701  Oct-98  160,000  $17.80M  $17.89M  $17.34M  $17.43M
MD-83            JT8D-219         49790 Spanair          Aug-89  31,958  15,480  Oct-98  160,000  $18.05M  $18.41M  $17.59M  $17.95M
MD-83            JT8D-219         49952 Far Eastern      Oct-91  23,077  16,366  Oct-98  160,000  $19.87M  $19.87M  $19.40M  $18.61M
                                        Air Transport